EXHIBIT 99.1

N E W S   R E L E A S E

SUBJECT:  HAVERTY FURNITURE
          REPORTS EARNINGS FOR 2005



ATLANTA, GEORGIA, FEBRUARY 21, 2006 - HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the fourth quarter and the year ended December 31, 2005. Earnings for the fourth quarter were $6.8 million, or $0.30 per diluted share, compared with $8.7 million, or $0.38 per diluted share, a 22.4% and 21.1%
decrease, respectively. Earnings for the year ended December 31, 2005 year were $15.1 million, or $0.66 per diluted share, compared with $22.6 million, or $.98 per
diluted   share  for  2004,  a  33.5%  and  32.7%  decrease,
respectively.

As previously reported, sales for the fourth quarter were $225.6 million, or 4.1% greater than the sales in the corresponding quarter in 2004. Sales for the year ended December 31, 2005 increased 5.5% to $827.7 million from $784.2 million in 2004. Comparable-store sales in 2005 increased 1.2% for the fourth quarter and 1.8% for the year.

Clarence H. Smith, president and chief executive officer, said, "Our fourth quarter earnings were below the same period last year reflecting modest sales increases and improving gross profit margins offset by higher SG&A costs and much lower other income from property dispositions.

"The gross profit margins were 59 basis points better than the fourth quarter last year and the highest of any 2005 quarter. We attribute this progress to increased sales of our Havertys Collectionsr private label products replacing sales of widely distributed merchandise sold under certain manufacturers' brands.

"SG&A costs increased 137 basis points due to higher energy prices, increased delivery and transportation expenses and what we expect to be the last period of abnormally high demurrage charges. Demurrage expense for the fourth quarter was $1.2 million or 52 basis points of sales versus only $0.1 million last year. The ocean and inter-modal carriers charge demurrage fees when containers carrying imported merchandise are not unloaded and returned to the port within the carriers' prescribed time periods. Our imports have increased considerably in the past few years and our distribution centers were not large enough to accommodate the product flow for the breadth of our line up. The second expansion phase of our main distribution center will be completed in April and we began receiving product in the first phase during January. We are improving our supply chain techniques, systems and controls and are managing our product line more closely in 2006. These improvements are expected to greatly reduce demurrage costs and to allow for more prompt and accurately scheduled deliveries to our customers.

"Other income for this year's fourth quarter was $1.2 million compared to $3.6 million last year, a reduction of $2.4 million or 111 basis points of sales. This income was generated primarily from gains on property dispositions in both periods.

"We ended 2005 with our balance sheet in very good shape, with total assets lower and stockholders' equity $7.0 million higher than the prior year end. Financial leverage decreased during 2005 with debt as a percent of total capital decreasing from 19.2% to 14.8%.

"For Havertys, 2005 was a challenging year as we expended capital and energy transforming our operations and product sourcing. In the first half, we completed the physical moves and systems changes to revamp distribution and customer service in our growing Florida markets. During the second half, warehousing and delivery functions for all of our operations were running on the same software and telecom systems which give us the ability to coordinate home deliveries and service functions throughout our chain from any of our call centers. We entered two key Midwest markets in the fourth quarter, opening new stores in both Indianapolis and Columbus.

"The Havertys brand has become a central focus for our future and key to further improving gross profit margins. We believe we can increase market share in 2006 as we strive to better connect with our customers and earn more of their business," Smith concluded.

Havertys is a full-service home furnishings retailer with 118 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.

The Company will sponsor a conference call Tuesday, February 21, 2006 at 10:00 a.m. Eastern Time to review the fourth quarter and year end. Listen-only access to the call is available via the web at havertys.com (For Investors) and at streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.



NEWS  RELEASE  --  February 21, 2006                                  Page 3
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES


                     Condensed Consolidated Statements of Income
                    (Amounts in thousands except per share data)
                                 (Unaudited)


                                         Quarter Ended              Year Ended
                                           December 31,             December 31,
                                     ---------------------    ---------------------
                                        2005        2004         2005        2004
                                     ---------- -----------   ---------   ---------

Net sales                            $ 225,587   $ 216,803    $ 827,658   $ 784,162
Cost of goods sold                     116,346     113,092      432,091     405,566
                                     ---------- -----------   ----------   ---------
  Gross profit                         109,241     103,711      395,567     378,596

Credit service charges                     805       1,042        3,506       4,502
                                     ---------- -----------   ----------   ---------
  Gross profit and other revenue       110,046     104,753      399,073     383,098

Expenses:
  Selling, general and administrative  100,608      93,717      377,435     348,523
  Interest, net                           (102)        653        1,362       3,483
  Provision for doubtful accounts          342         113        1,011         558
  Other income, net                     (1,204)     (3,557)      (4,289)     (5,398)
                                     ----------  ----------   -----------   --------
    Total expenses                      99,644      90,926      375,519     347,166
                                     ---------- -----------   ----------   ---------
Income before income taxes              10,402      13,827       23,554      35,932

Income taxes                             3,647       5,122        8,500      13,296
                                     ---------- -----------   ----------   ---------
  Net income                         $   6,755   $   8,705    $  15,054   $  22,636
                                     ========== ===========   ==========   =========

Basic earnings per share, net income:
  Common Stock                           $0.30       $0.39        $0.67       $1.01
  Class A Common Stock                   $0.29       $0.37        $0.63       $0.96
Diluted earnings per share, net income:
  Common Stock                           $0.30       $0.38        $0.66       $0.98
  Class A Common Stock                   $0.29       $0.36        $0.63       $0.94

Weighted average shares - basic:
  Common Stock                          18,126      18,347       18,301      18,227
  Class A Common Stock                   4,306       4,326        4,310       4,343
Weighted average shares,
     assuming dilution:
  Common Stock                          22,492      23,132       22,767      23,083
  Class A Common Stock                   4,306       4,326        4,310       4,343

Cash dividends per common share:
  Common Stock                         $0.0675     $0.0625      $0.2550     $0.2500
  Class A Common Stock                 $0.0625     $0.0575      $0.2350     $0.2300




    See additional details at the end of this release.

                                                                      more...

NEWS  RELEASE  --  February 21, 2006                                Page 4
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES




                        Condensed Consolidated Balance Sheets
                              (Amounts in thousands)
                                    (Unaudited)


                                                     Year Ended December 31,
                                                    2005                2004
                                                -----------       -----------
Assets
  Cash and cash equivalents                     $   11,121         $   24,137
  Auction rate securities                                -              5,000
  Accounts receivable,
    net of allowance                                80,716             81,132
  Inventories, at LIFO cost                        107,631            110,812
  Other current assets                              21,703             23,356
                                                -----------       ------------
    Total Current Assets                           221,171            244,437

  Accounts receivable, long-term                    10,394              9,396
  Property and equipment, net                      217,391            205,037
  Deferred income tax                                1,824                  -
  Other assets                                      12,272             12,711
                                                -----------       ------------
                                                $  463,052         $  471,581
                                                ===========       ============



Liabilities and Stockholders' Equity
  Notes payable to banks                        $    4,300         $        -
  Accounts payable and
    accrued expenses                               113,363            114,717
  Current portion of long-term debt
    and capital lease obligations                   13,139             20,270
                                                -----------        -----------
      Total Current Liabilities                    130,802            134,987

  Long-term debt and capital
    lease obligations                               31,022             44,228
  Other liabilities                                 21,958             20,108
  Stockholders' equity                             279,270            272,258
                                                -----------        -----------
                                                $  463,052         $  471,581
                                                ===========        ===========


    See additional details at the end of this release.




                                                               more. . . . .

NEWS  RELEASE  --  February 21, 2006                                    Page 5
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES



                          Condensed Consolidated Statements of Cash Flows
                                     (Amounts in thousands)
                                          (Unaudited)


                                                             Year Ended December 31,
                                                               2005           2004
                                                            ---------      ---------
Operating Activities
  Net Income                                                $ 15,054       $  22,636
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                           21,035          19,145
      Provision for doubtful accounts                          1,011             558
      Tax benefit from stock option exercises                     40             434
      Deferred income taxes                                     (708)            686
      Loss on sale of land                                        16               -
      Gain on sale of property and equipment                  (3,675)         (3,831)
      Other                                                      969              93
  Changes in operating assets and liabilities:
      Accounts receivable                                     (1,593)         14,713
      Inventories                                              3,181          (4,548)
      Customer deposits                                        3,477           5,624
      Other assets and liabilities                            (2,262)         (8,528)
      Accounts payable and accrued liabilities                (4,832)          6,302
                                                           ----------      ----------
                     Net cash provided by operating
                         activites                            31,713          53,284
                                                           ----------      ----------
Investing Activities
  Capital expenditures                                       (35,007)        (45,264)
  Purchases of properties previously under leases                  -         (12,766)
  Purchases of auction rate securities                             -         (20,000)
  Proceeds from sale of land                                   1,200               -
  Proceeds from sale of property and equipment                 7,678           6,840
  Sales of auction rate securities                             5,000          15,000
  Other investing activities                                   1,476           2,598
                                                           ----------      ----------
                     Net cash used in investing activities   (19,653)        (53,592)
                                                           ----------      ----------
Financing Activities
  Proceeds from borrowings under revolving
    credit facilities                                        566,060           5,600
  Payments of borrowings under revolving
    credit facilities                                       (561,760)         (5,600)
                                                           ----------      ----------
                     Net increase in borrowings under
                        revolving credit facilities            4,300               -
                                                           ----------      ----------

  Payments on long-term debt and capital lease obligations   (20,337)        (14,432)
  Treasury stock acquired                                     (4,067)              -
  Proceeds from exercise of stock options                        706           2,751
  Dividends paid                                              (5,678)         (5,550)
                                                           ----------      ----------
                     Net cash used in financing activities   (25,076)        (17,231)
                                                           ----------      ----------

Decrease in cash and cash equivalents                        (13,016)        (17,539)


Cash and cash equivalents at beginning of the year            24,137          41,676
                                                           ----------      ----------

Cash and cash equivalents at end of year                   $  11,121       $  24,137
                                                           ==========      ==========


                                                                       more. . . . .


NEWS  RELEASE  --  February 21, 2006
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES            Page 6



Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Prior to December 31, 2005, cash on hand in depository bank accounts and checks outstanding for disbursing bank accounts were both classified as cash and cash equivalents in the balance sheets and statements of cash flows. At December 31, 2005 and all prior periods, checks outstanding for disbursing bank accounts have been reclassified to accounts payable. For balance sheet and statement of cash flow purposes, the amount of checks outstanding for disbursing bank accounts reclassified from cash and cash equivalents to accounts payable totaled approximately $14.0 million at December 31, 2004 and $10.1 million at December 31, 2003.

The Company capitalizes certain expenses related to handling and transportation into inventory which flows through its distribution centers. All warehouse, transportation and distribution costs are included in the line item Selling, General and Administrative (SG&A). Prior to June 30, 2005, expenditures capitalized into inventory were recognized through SG&A rather than cost of goods sold. The Company has completed its transition to a distirbution model that has increased the level of inventory flowing through the distribution centers. Accordingly, the Company now includes those costs capitalized into inventory for handling and transportation in cost of goods sold and has reclassified the prior periods for comparability. The impact of the reclassification on quarterly and annual periods is available on the Company's website, havertys.com
(For Investors).

Earnings per Share

The following details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-6 (shares in thousands):

                                                   Quarter Ended          Twelve Months Ended
                                                    December 31              December 31
                                                --------------------      ---------------------
                                                  2005        2004          2005         2004
                                                --------    --------      --------    ---------

 Common Stock:
   Weighted-average shares outstanding           18,126      18,347        18,301       18,227

   Assumed conversion of Class A Common shares    4,306       4,326         4,310        4,343

   Dilutive options and awards                       60         459           156          513

   Total weighted-average                       --------    --------      --------     --------
      diluted common shares                      22,492      23,132        22,767       23,083
                                                ========    ========      ========     ========



The amount of earnings used in calculating diluted earnings per share of Common
Stock is equal to net income since the Class A shares are assumed to be converted.

Diluted earnings per share of Class A Common Stock includes the effect of dilutive common stock options which reduces the amount of undistributed earnings allocated to the Class A Common Stock.




                                 # # # # #


                     Contact:  Dennis L. Fink, EVP & CFO or
                   Jenny Hill Parker, VP, Secretary & Treasurer
                               404-443-2900